EXHIBIT 99.1

Technical Communications Corporation Reports Additional Business for Afghanistan

CONCORD, Mass., Feb. 14, 2011 (GLOBE NEWSWIRE) -- Technical Communications Corporation (Nasdaq:TCCO), an international communications security and encryption technology company, has received an order valued at approximately $1.1 million for further expansion of its DSP 9000 radio encryptor deployments in Afghanistan. This order was received from Datron World Communications, Inc., a global supplier of HF/VHF tactical communications equipment, and represents another step in the equipping of the Afghan forces by TCC. Deliveries for the new order are planned to be completed in TCC's 2011 fiscal year.  This new order follows similar orders valued at approximately $5.2 million in the aggregate received from Datron in October and December of 2010.

The DSP 9000 family of radio encryptors for HF, VHF, and UHF radios are rugged, field grade products with a proven track record of over 15 years of in-use performance with many government agencies and armed forces around the world. The DSP 9000 comes in several models, configurable for airborne, naval, man-pack, land vehicle and police applications. For more information on the DSP 9000 product line and its applications, please visit our web site at www.tccsecure.com.

About Technical Communications Corporation

TCC designs, manufactures, and supports superior grade secure communications systems that protect highly sensitive information transmitted over a wide range of data, voice and fax networks. TCC's security solutions protect information privacy on every continent in over 115 countries. Government agencies, militaries, financial institutions, telecommunications carriers and multinational corporations worldwide rely on TCC to protect their communications networks.

Statements made in this press release, including any discussion of our anticipated operating results, financial condition, dividend payments and earnings, and the Company's ability to achieve and sustain growth and profitability and expand product lines and market share, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, identified by the use of such terms as "anticipates," "believes," "expects," "may," "plans" and "estimates," among others, involve known and unknown risks. The Company's results may differ significantly from the results expressed or implied by such forward-looking statements. The Company's results may be affected by many factors, including but not limited to future changes in export laws or regulations, changes in technology, the effect of foreign political unrest, the ability to hire, retain and motivate technical, management and sales personnel, the risks associated with the technical feasibility and market acceptance of new products, changes in telecommunications protocols, the effects of changing costs, exchange rates and interest rates, and the Company's ability to secure adequate capital resources. These and other risks are detailed from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's Quarterly Report on Form 10-Q for the quarter ended December 25, 2010 and its Annual Report on Form 10-K for the fiscal year ended September 25, 2010.

CONTACT: Michael P. Malone
         Chief Financial Officer
         (978) 287-5100
         www.tccsecure.com

         Technical Communications Corporation
         100 Domino Drive
         Concord, MA  01742 2892